Exhibit 99.1

FOR IMMEDIATE RELEASE

LSB INDUSTRIES, INC. REPORTS CONTINUED IMPROVEMENT IN RESULTS

FOR THE 2014 SECOND QUARTER

OKLAHOMA CITY, Oklahoma… August 8, 2014… LSB Industries, Inc. (“LSB”) (NYSE: LXU) today announced results for the second quarter ended June 30, 2014.

Financial Highlights of Second Quarter 2014 Compared to Second Quarter 2013

•	Net sales were $201.7 million compared to $202.2 million.

•	Operating income was $23.8 million compared to $12.2 million.

•	Net income and net income applicable to common shareholders was $11.1 million, or $0.47 per diluted share, compared to $7.4 million or $0.31 per diluted share.

•	EBITDA was $32.6 million compared to $18.9 million.

Jack Golsen, LSB’s Board Chairman and CEO, stated, “We delivered an increase in profitability as a result of improved performance by our Chemical Business, despite a drop in average sales prices. Our investments and work to achieve greater reliability at our Pryor Facility are beginning to pay off as the facility produced ammonia at an acceptable rate of approximately 650 tons per day. At our El Dorado Facility, we remain on schedule and on budget with our two expansion projects, which we expect to generate material incremental operating profit starting in 2016. Results in our Climate Control Business were below what we know we are capable of achieving, as the decline in both sales and profits was reflective of lower order intake during late 2013 and early 2014 resulting in part due to the severe winter weather that affected business activity across much of the U.S. However, second quarter Climate Control bookings and backlog rose significantly, reaching their highest levels since the third quarter of 2008, which points to higher segment sales and profitability for the balance of the year compared to the first half of this year. Overall, with our Chemical facilities operating at consistent production rates and our Climate Control backlog at a multi-year high and despite planned turnarounds in the third quarter, we expect improved results for the second half of 2014, compared to the second half of 2013 when excluding the effect of insurance recoveries.”

Chemical Business Second Quarter 2014 Compared to Second Quarter 2013:

	Three Months Ended June 30,
	2014	2013	Change
	(In millions)
Net sales	$135.8	$121.3	$14.5
Operating income (loss)	$23.6	$6.4	$17.2
Segment EBITDA	$31.1	$11.7	$19.4

Comparison of 2014 to 2013 periods:

•	Net sales increased primarily as a result of improved production of agricultural products at our Pryor and Cherokee Facilities, partially offset by lower selling prices and the impact of a planned turnaround at our Baytown Facility.

•	Operating income and EBITDA also benefitted from improved production at our Pryor and Cherokee Facilities, partially offset by higher natural gas feedstock costs and lower selling prices for nitrogen fertilizers.

	Three Months Ended June 30,
	2014		2013
	(Dollars in millions)
	Sales	Sector Mix	Sales	Sector Mix	% Change
Sales by Market Sector
Agricultural	$75.4	56%	$60.8	50%	24%
Industrial, mining and other	60.4	44%	60.6	50%	—%

	$135.8		$121.4

The following tables provide key operating metrics for the Agricultural Sector of our Chemical Business.

	Three Months Ended June 30,
	2014	2013	% Change
Product (tons sold)
Urea ammonium nitrate (UAN)	102,688	63,683	61%
Ammonium nitrate (AN)	73,636	62,939	17%
Anhydrous ammonia	25,392	12,300	106%
Other	13,400	11,791	14%

	215,116	150,713	43%

Average Selling Prices (price per ton)
UAN	$268	$306	(12)%
AN	$352	$390	(10)%
Anhydrous ammonia	$470	$570	(18)%

With respect to sales of Industrial, Mining and Other Chemical Products, the following table indicates the volumes sold of our major products.

	Three Months Ended June 30,
	2014	2013	% Change
Product (tons sold)
Nitric acid	115,083	144,408	(20)%
AN and AN solution	49,842	40,554	23%
Input Costs
Average purchased ammonia cost/ton	$523	$562	(7)%
Average natural gas cost/MMbtu*	$4.55	$4.19	9%

*	Gross cost excluding any hedging activity

Climate Control Business Second Quarter 2014 Compared to Second Quarter 2013:

	Three Months Ended June 30,
	2014	2013	Change
	(In millions)
Net sales	$62.8	$77.4	$(14.6)
Operating income	$4.6	$9.5	$(4.9)
Segment EBITDA	$5.8	$10.3	$(4.5)

Comparison of 2014 to 2013 periods:

•	Net sales and operating income declined due to lower sales of all of our climate control products as a result of weaker order levels from both our commercial and residential markets in the fourth quarter of 2013 and the first quarter of 2014, which translated into lower backlog entering the second quarter. We believe that the lower order levels were attributable to the bad weather in the fourth quarter of 2013 and first quarter of 2014 in the Midwest and Northeast where we have dominant positions combined with the impact of customers scheduling deliveries of our commercial and institutional products.

•	New orders for our climate control products were $83.1 million in the second quarter of 2014 compared to $65.4 million for the second quarter of 2013, $63.2 million for the first quarter of 2014 and $58.8 million for the fourth quarter of 2013. The new orders for the second quarter of 2014 were the highest quarterly new order level since the third quarter of 2008 and show a trend in the recovery of the markets that we sell into. Additionally, in July 2014, new orders were approximately $28 million for the month, continuing that trend and our backlog increased to approximately $75 million at July 31, 2014 from approximately $68 million at June 30, 2014 and $45 million at March 31, 2014 and $40 million at December 31, 2013.

	Three Months Ended June 30,
	2014		2013
	(Dollars in millions)
	Sales	Sector Mix	Sales	Sector Mix	% Change
Sales by Market Sector
Commercial/Institutional	$53.3	85%	$66.0	85%	(19)%
Residential	9.5	15%	11.4	15%	(17)%

	$62.8		$77.4		(19)%

	Sales	Product Mix	Sales	Product Mix	% Change
Sales by Product Category
Heat pumps	$41.9	67%	$47.2	61%	(11)%
Fan coils	12.4	20%	18.3	24%	(32)%
Other HVAC	8.5	13%	11.9	15%	(29)%

	$62.8		$77.4		(19)%

Financial Position and Capital Expenditures

As of June 30, 2014, our total cash and investments were $389.1 million, including cash, cash equivalents, and short-term investments as well as noncurrent restricted cash, cash equivalents and investments designated for capital projects.

Total long-term debt was $460.3 million at June 30, 2014 compared to $463.0 million at December 31, 2013 and our $100 million Working Capital Revolver Loan remains undrawn. Interest expense, net of capitalized interest, for the second quarter of 2014 was $5.7 million compared to $0.5 million for the same period in 2013 reflecting the issuance of $425 million of the 7.75% Senior Secured Notes in August 2013.

Capital expenditures were $61.8 million in the second quarter of 2014, including $40.9 million relating to the expansion projects at our El Dorado Facility, which include a 1,150 ton per day anhydrous ammonia production plant; a new 1,100 ton per day 65% strength nitric acid plant and concentrator; and other support infrastructure. Planned capital expenditures for the remainder of 2014 and for 2015 are estimated to range from $392 million to $515 million, including $274 million to $344 million remaining for the El Dorado expansion projects.

Industry Perspective / Outlook

Barry Golsen, LSB’s President and COO stated, “In our Chemical Business, the fundamentals for the nitrogen fertilizers we produce continue to be positive. Gross margins per ton sold in the first half of 2014, continue to be strong but were lower than the prior year, due in part to a spike in natural gas feedstock costs during the winter and early spring. Natural gas prices have moderated in recent weeks, a trend, that if sustained, would be a benefit to our Chemical Business profitability in the second half. Last year’s corn harvest improved significantly from the previous year, resulting in a higher stock-to-use ratio and lower forward corn prices, and is shaping up to be very much the same this year. As a result, corn prices have declined substantially from approximately $7.00 per bushel a year ago to slightly below $4.00 currently. If corn prices continue to remain low this could put pressure on farmers to consider planting alternatives to corn. However, industry consensus is that approximately 90 million acres of corn will be planted in 2015, despite the current lower corn prices, all benefitting our agricultural chemical business. Industrial products remain a significant part of our Chemical Business and we are pleased to see that growth is forecast for the next few years for the industries we serve.

“In our Climate Control Business, leading indicators point to solid growth in commercial and institutional construction, as well as residential housing starts, over the next three years. However, the rate of recovery in the commercial and institutional sectors, which typically account for more than 80% of our Climate Control Business sales, is still lower than previously anticipated. We continue to anticipate an improvement in all the major vertical markets that we serve, especially lodging, multi-family housing and education, and we are beginning to see increased demand, as evidenced by our strong order levels in the second quarter and into July. However, we are also seeing equipment delivery schedules delayed, due to project construction schedule changes. More specifically to our business, in aggregate, we expect our Climate Control Business sales to increase in the second half of 2014 compared to the second half of 2013 due to higher sales of LSB branded products. This is despite the previously announced loss of the Carrier heat pump business. Finally, in advance of a more widespread recovery, we have been investing in our Climate Control operations, implementing operating efficiency measures such as LEAN, which we expect to result in improved profitability as volume increases.”

Mr. Golsen concluded, “In summary, we see favorable dynamics emerging for both our Chemical and Climate Control end markets. Our focus remains on solid execution across all of our facilities and investing to enhance the economics of our operations in order to drive sales and profit growth and increased value for shareholders in years to come.”

Conference Call

LSB’s management will host a conference call covering the second quarter results on Friday, August 8, 2014 at 10:00 am ET/9:00 am CT to discuss these results and recent corporate developments. Participating in the call will be Board Chairman and CEO, Jack E. Golsen; President and COO, Barry H. Golsen; and Executive Vice President and CFO, Tony M. Shelby. Interested parties may participate in the call by dialing 201 493-6739. Please call in ten minutes before the conference is scheduled to begin and ask for the LSB conference call. To coincide with the conference call, LSB will post a slide presentation at www.lsbindustries.com on the webcast section of Investor Info tab.

To listen to a webcast of the call, please go to the Company’s website at www.lsbindustries.com at least 15 minutes before the conference call to download and install any necessary audio software. If you are unable to listen live, the conference call webcast will be archived on the Company’s website. We suggest listeners use Microsoft Explorer as their web browser.

LSB Industries, Inc.

LSB is a manufacturing and marketing company. LSB’s principal business activities consist of the manufacture and sale of chemical products for the agricultural, mining and industrial markets; and, the manufacture and sale of commercial and residential climate control products, such as water source and geothermal heat pumps, hydronic fan coils, modular geothermal and other chillers and large custom air handlers.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Act of 1995. These forward-looking statements generally are identifiable by use of the words “believe,” “expects,” “intends,” “plans to,” “estimates,” “projects” or similar expressions, and such forward-looking statements include, but are not limited to, ability to increase our daily production rate at Pryor in the future; material incremental operating profit ending in 2016; improvement in Climate Control Business sales and profitability through the balance of the year; capital expenditures for 2014 and 2015; benefit of natural gas price trend; this year’s corn harvest shaping up to be much the same as last year; planting levels for the upcoming season to be high; industry outlook for our Chemical Business and our Climate Control Business; solid growth in commercial and institutional construction and housing starts over the next three years; improvement in all the major vertical markets served by the Climate Control Business; Climate Control Sales increases in the second half of 2014; and improved profitability in our Climate Control operations as sales improve. Investors are cautioned that such forward-looking statements are not guarantees of future performance and involve risk and uncertainties, and that actual results may differ materially from the forward-looking statements as a result of various factors, including, but not limited to, general economic conditions; weather conditions; lack of growth in the commercial and residential construction industry; acceptance by the market of our geothermal heat pump products, acceptance of our technology; increase competitive pressures, domestically and foreign; price increases for raw materials; loss of significant customer; changes to federal legislation or adverse regulations; available working capital; ability to install necessary equipment and renovations at the El Dorado Facility and the Pryor Facility in a timely manner; receipt in a timely manner of production equipment; problems with production equipment; and other factors set forth under “Risk Factors” and “A Special Note Regarding Forward-Looking Statements”, a discussion of a variety of factors which could cause the future outcome to differ materially from the forward-looking statements contained in this report and in the Form 10-Q for the quarter ended June 30, 2014.

Company Contact:	Investor Relations Contact:
Tony M. Shelby, Chief Financial Officer	Fred Buonocore, CFA (212) 836-9607
(405) 235-4546 x11297	Linda Latman (212) 836-9609
The Equity Group, Inc.
Mark Behrman, Senior Vice President
(405) 235-4546 x11214

See Accompanying Tables

LSB Industries, Inc.

Unaudited Financial Highlights

Three Months and Six Months Ended June 30,

	Three Months		Six Months
	2014	2013	2014	2013
	(In thousands, except per share amounts)
Net sales	$201,662	$202,223	$380,187	$352,902
Cost of sales	152,793	163,564	282,596	288,821

Gross profit	48,869	38,659	97,591	64,081
Selling, general and administrative expense	24,498	25,125	52,156	49,616
Provision for (recovery of) losses on accounts receivable	3	166	(156)	266
Property insurance recoveries in excess of losses incurred	—	—	(5,147)	—
Other expense, net	604	1,143	1,113	2,211

Operating income	23,764	12,225	49,625	11,988
Interest expense, net	5,671	536	12,379	1,267
Non-operating other expense (income), net	(76)	8	(153)	24

Income from continuing operations before provisions for income taxes and equity in earnings of affiliate	18,169	11,681	37,399	10,697
Provisions for income taxes	7,047	4,367	14,701	3,622
Equity in earnings of affiliate	(12)	(172)	(79)	(343)

Income from continuing operations	11,134	7,486	22,777	7,418
Net loss from discontinued operations	21	59	23	59

Net income	11,113	7,427	22,754	7,359
Dividends on preferred stocks	—	—	300	300

Net income applicable to common stock	$11,113	$7,427	$22,454	$7,059

Weighted-average common shares:
Basic	22,545	22,437	22,539	22,431

Diluted	23,660	23,577	23,650	22,915

Income per common share:
Basic	$0.49	$0.33	$1.00	$0.31

Diluted	$0.47	$0.31	$0.96	$0.31

LSB Industries, Inc.

Unaudited Financial Highlights

Three Months and Six Months Ended June 30,

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
	(In thousands)
Net sales:
Chemical (1)	$135,756	$121,328	$250,977	$198,818
Climate Control	62,751	77,357	123,100	147,627
Other	3,155	3,538	6,110	6,457

	$201,662	$202,223	$380,187	$352,902

Gross profit: (2)
Chemical (1)	$29,256	$12,095	$57,682	$14,506
Climate Control	18,502	25,403	37,766	47,385
Other	1,111	1,161	2,143	2,190

	$48,869	$38,659	$97,591	$64,081

Operating income:
Chemical (1)	$23,589	$6,385	$52,402	$2,579
Climate Control	4,612	9,456	8,944	15,840
Other	514	433	901	754
General corporate expenses (3)	(4,951)	(4,049)	(12,622)	(7,185)

	23,764	12,225	49,625	11,988
Interest expense, net (4)	5,671	536	12,379	1,267
Non-operating other expense (income), net:
Chemical	(63)	—	(140)	—
Corporate and other business operations	(13)	8	(13)	24
Provisions for income taxes	7,047	4,367	14,701	3,622
Equity in earnings of affiliate-Climate Control	(12)	(172)	(79)	(343)

Income from continuing operations	$11,134	$7,486	$22,777	$7,418

(1)	During the second quarter of 2013, our Chemical Business experienced downtime at our Cherokee and Pryor Facilities resulting in lost production and adverse effect on operating results. We also recognized insurance recoveries in the second quarter and first half of 2013 in the amount of $3.4 million and $14.2 million, respectively.

During the first quarter of 2014, our Chemical Business experienced downtime at our Pryor Facility, resulting in lost production and adverse effect on operating results. We also recognized insurance recoveries of $28.0 million, all in the first quarter.

(2)	Gross profit by business segment represents net sales less cost of sales. Gross profit classified as “Other” relates to the sales of industrial machinery and related components.
(3)	General corporate expenses consist of selling, general and administrative expense, other income and other expense that are not allocated to one of our business segments.
(4)	During the three months ended June 30, 2014 and 2013, interest expense is net of capitalized interest of $3.0 million and $0.6 million, respectively. For the six months ended June 30, 2014 and 2013, interest expense is net of capitalized interest of $5.3 million and $1.0 million, respectively.

LSB Industries, Inc.

Consolidated Balance Sheets

(unaudited)

	June 30, 2014	December 31, 2013
	(In thousands)
Assets
Current assets:
Cash and cash equivalents	$176,459	$143,750
Short-term investments	14,500	—
Accounts receivable, net	86,963	80,570
Inventories:
Finished goods	26,473	29,163
Work in progress	2,317	2,838
Raw materials	25,717	23,871

Total inventories	54,507	55,872
Supplies, prepaid items and other:
Prepaid insurance	7,094	15,073
Precious metals	12,867	14,927
Supplies	15,272	13,523
Prepaid income taxes	5,885	12,644
Other	3,823	3,867

Total supplies, prepaid items and other	44,941	60,034
Deferred income taxes	7,563	13,613

Total current assets	384,933	353,839
Property, plant and equipment, net	501,658	416,801
Other assets:
Noncurrent restricted cash and cash equivalents	148,096	80,974
Noncurrent restricted investments	50,000	209,990
Debt issuance costs, net	7,287	8,027
Other, net	16,948	13,466

Total other assets	222,331	312,457

	$1,108,922	$1,083,097

(Continued on following page)

LSB Industries, Inc.

Consolidated Balance Sheets (continued)

(unaudited)

	June 30, 2014	December 13, 2013
	(In thousands)
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$72,128	$61,775
Short-term financing	5,584	13,749
Accrued and other liabilities	42,519	49,107
Current portion of long-term debt	10,530	9,262

Total current liabilities	130,761	133,893
Long-term debt	449,798	453,705
Noncurrent accrued and other liabilities	17,463	17,086
Deferred income taxes	75,296	66,698
Commitments and contingencies
Stockholders’ equity:
Series B 12% cumulative, convertible preferred stock, $100 par value; 20,000 shares issued and outstanding	2,000	2,000
Series D 6% cumulative, convertible Class C preferred stock, no par value; 1,000,000 shares issued and outstanding	1,000	1,000
Common stock, $0.10 par value; 75,000,000 shares authorized, 26,905,648 shares issued (26,846,470 at December 31, 2013)	2,691	2,685
Capital in excess of par value	168,979	167,550
Retained earnings	289,308	266,854

	463,978	440,089
Less treasury stock at cost:
Common stock, 4,320,462 shares	28,374	28,374

Total stockholders’ equity	435,604	411,715

	$1,108,922	$1,083,097

LSB Industries, Inc.

Non-GAAP Reconciliation

(unaudited)

This news release includes the measure “EBITDA,” which is deemed a “non-GAAP financial measure” under the rules of the Securities and Exchange Commission, including Regulation G. This non-GAAP measure is calculated using GAAP amounts in our consolidated financial statements. EBITDA has limitations and should not be considered in isolation or as a substitute for net income, operating income, cash flow from operations or other consolidated income or cash flow data prepared in accordance with GAAP. Because not all companies use identical calculations, this presentation of EBITDA may not be comparable to a similarly titled measure of other companies.

EBITDA Reconciliations

EBITDA is defined as net income plus interest expense, depreciation, depletion and amortization of property plant and equipment, amortization of other assets, less interest included in amortization, plus provision for income taxes plus loss from discontinued operations. We believe that certain investors consider EBITDA a useful means of measuring our ability to meet our debt service obligations and evaluating our financial performance. The following table provides a reconciliation of net income to EBITDA for the periods indicated.

		Three Months Ended June 30,		Six Months Ended June 30,
		2014	2013	2014	2013
		(Dollars in millions)
LSB Industries, Inc. Consolidated
Net income		$11.1	$7.5	$22.8	$7.4
Plus:	Interest expense	5.7	0.5	12.4	1.3
	Depreciation and amortization	8.7	6.5	17.4	13.1
	Provision for income taxes	7.1	4.4	14.7	3.6

EBITDA per earnings release		$32.6	$18.9	$67.3	$25.4

Chemical Business
Operating income		$23.6	$6.4	$52.4	$2.6
Plus:	Non-operating income	0.1	—	0.2	—
	Depreciation and amortization	7.4	5.3	14.8	10.8

Segment EBITDA per earnings release		$31.1	$11.7	$67.4	$13.4

Climate Control Business
Operating income		$4.6	$9.5	$8.9	$15.8
Plus:	Equity in earnings of affiliate	—	0.1	0.1	0.4
	Depreciation and amortization	1.2	0.7	2.3	1.3

Segment EBITDA per earnings release		$5.8	$10.3	$11.3	$17.5

Note: Please refer to the Company’s Form 10-Q for the quarter ended June 30, 2014 for discussions concerning significant items that impacted the periods shown above.